Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Successful Completion of Fairbanks Morse Sale
for $450 Million in Cash

CHARLOTTE, N.C., January 21, 2020 -- EnPro Industries, Inc. (NYSE: NPO) today announced that it has closed the previously announced sale of Fairbanks Morse to an affiliate of funds managed by private equity firm Arcline Investment Management (together with its consolidated subsidiaries, “Arcline”) for a purchase price of $450 million, subject to closing date purchase price adjustments. EnPro announced the agreement to sell Fairbanks Morse on December 12, 2019.

EnPro expects to use net proceeds from the transaction to pay down a portion of its outstanding debt, while maintaining a disciplined approach to deploying capital for increased shareholder value, which could include future acquisitions and share repurchases.

DC Advisory served as exclusive financial advisor to EnPro, and Robinson Bradshaw served as legal counsel.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by EnPro’s businesses, some of which are cyclical and experience periodic downturns; prices and availability of its raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; the impact of the acquisition of LeanTeq on its existing customer relationships; the amount of any payments required to satisfy contingent liabilities related to discontinued operations of EnPro’s predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q, describe these and other risks and uncertainties in more detail. EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a niche provider of precision components, solutions, and services with a well-diversified customer base. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

About Arcline Investment Management
Arcline is a private equity firm with $1.5 billion in capital, investing in niche, market-leading companies that we are passionate about growing. Arcline approaches investments from multiple perspectives but shares a single vision - to identify and unlock the breakout potential in its companies. While we are deliberately sector generalists, some of our primary interest areas include Industrials, Technology, Life Sciences, and Specialty Chemicals.

About Fairbanks Morse
Fairbanks Morse (FM) develops and manufactures heavy-duty, medium-speed reciprocating engines under the Fairbanks Morse® and ALCO® brand names, which are used primarily in marine and power generation applications. FM has been the original equipment manufacturer of its engines for over 120 years and has a large installed base for which it supplies aftermarket parts and services. FM is the principal supplier of diesel engines to the U.S. Navy, U.S. Coast Guard and Canadian Coast Guard. One hundred percent of manufacturing is conducted in its U.S. based facility in Beloit, WI, while parts and services are delivered through its network of five service centers. Learn more about Fairbanks Morse by visiting www.fairbanksmorse.com.

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